SUBSIDIARIES

Subsidiaries of First Essex Bancorp, Inc. include the following:

A.           First Essex Bank, a state chartered corporation which has the following subsidiaries:

1.) First Essex Capital, Inc., a Massachusetts corporation

2.) First Essex Mortgage Company, Inc., a Massachusetts corporation

3.) First Essex Securities Corporation, a Massachusetts corporation

4.) MPL-NH, Inc., a New Hampshire corporation

B.             First Essex Capital Trust I, a Delaware business trust

C.             First Essex Capital Statutory Trust II, a Connecticut statutory business trust